Exhibit 10.1

Manpower Inc.

Manpower Holdings Limited

5301 North Ironwood Road

The Old Dairy

Milwaukee, Wisconsin 53217

Griffin Farm

Toddington, UK

December 20, 2005

Ms. Barbara Beck:

We have agreed as follows with respect to the compensation to be paid and the other benefits to be provided to you in connection with your employment relocation by Manpower Inc. (the “Corporation”):

1.  Position.  In connection with your relocation by the Corporation, your employment during the Term will be with Manpower Holdings Limited (“Holdings”) as Executive Vice President, Europe, Middle East and Africa (“EVP EMEA”).  As EVP EMEA, you will perform such duties as may be assigned to you from time to time, and as may be consistent with the position of EVP EMEA, as determined by the Corporation’s Chief Executive Officer.  You agree to devote your best efforts and full business time to the performance of the duties assigned to you.  Your base of operations for the performance of your duties will be London, England.

2.  Term.  The “Term” will be a period beginning on January 1, 2006 and ending approximately three years from such date; or, if earlier, the date you are either relocated by the Corporation (at the Corporation’s discretion) or your employment with Holdings is terminated.  During the Term, you shall be entitled to receive and required to give 1 week’s notice of termination of your employment per year of service with the Corporation, Holdings, or any member of the Manpower Group.  Holdings reserves the right to make a payment in lieu of such notice constituting your base salary only for such notice period.

3.  Severance Agreement.  You acknowledge that under the letter agreement to be entered into between you and the Corporation regarding severance payments in the event of a termination or any successor agreement thereto (the “Severance Agreement”), you are entitled to certain severance payments in the event of termination of your employment with Holdings under the circumstances set out in the Severance Agreement.  You acknowledge and agree that where your employment with Holdings hereunder is terminated without notice or with less notice than the notice period referred to in paragraph 2 above under circumstances not justifying your summary dismissal in law, if you are entitled to any payment under the Severance Agreement in connection with such termination, such payment will be inclusive of any right you may have to damages in respect of or on payment in lieu of your notice period or any balance thereof.

4.  Benefits. During the Term, to the extent permitted by law, Holdings will provide you with, and you will be eligible for, all benefits of employment generally made available to senior executives of the Corporation from time to time (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.  You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other senior executives of the Corporation.  You also will be entitled to vacations and perquisites during the Term in accordance with the Corporation’s policies as in effect from time to time for senior executives of the Corporation.

5.  Automobile. During the Term and for a reasonable time period prior to commencement of the Term, you shall be eligible to participate in Holdings’ automobile program.

6.  Housing.  During the Term and for a reasonable time period prior to commencement of the Term, Holdings shall directly pay a landlord the rent for the current furnished apartment in which you reside (including utility expenses on such apartment), located in or near London, England for you and your family, or a similar apartment at an equivalent rental cost.

7.  Tuition.  During the Term and for a reasonable time period prior to commencement of the Term, Holdings will pay the tuition cost you incur during such period for your two children at the Tasis American School in England.

8.  Tax Preparation. Your income tax returns for any year or partial year included during the Term for income earned during the Term, as well as for the year immediately prior to the Term for any benefits or reimbursements provided to you under this agreement, shall be prepared by a nationally recognized accounting firm of the Corporation’s choice, and Corporation agrees to pay the fees charged by such firm to prepare such tax returns.

9. Moving Expenses.  Holdings shall provide you or reimburse you for any reasonable out-of-pocket costs you and your family incur for packing, transporting and unpacking your household goods in connection with your move from Milwaukee to London.  In addition, Holdings shall provide you or reimburse you for any additional reasonable out-of-pocket costs you and your family incur for relocation services for your move from Milwaukee to London in an amount up to Twenty-Five Thousand Dollars ($25,000.00).

10.  Return Visits. During the Term and for a reasonable time period prior to commencement of the Term, Holdings will reimburse you for the cost of one round-trip business class airline ticket for each year during the Term for you and each member of your immediate family to return to the United States.

11.  Tax Equalization. The Corporation will reimburse you for the total United States (state and federal) and foreign taxes incurred by you as a result of receiving payments of your base salary and any incentive bonuses earned during the Term, as well as payments pursuant to paragraph 4 above, in excess of the total United States (state and federal) taxes you would have incurred as a result of receiving such payments if you did not relocate from the United States.  As noted, the Corporation’s obligation to reimburse you for such excess taxes relates only to items of income and benefits you receive from the Corporation for services rendered to the Corporation.  The Corporation’s obligation to reimburse you for excess taxes shall not apply to any severance payments under the Severance Agreement.  In addition, the Corporation will reimburse you for all United States (state and federal) and foreign taxes incurred by you as a result of receiving the benefits described in paragraphs 5 through 10, above.  These reimbursements will be grossed-up so that the net amount received by you, after subtraction of all taxes applicable to the reimbursement plus the gross-up amount, will equal the reimbursement amount.  The amounts to be reimbursed under this paragraph will be determined by a nationally recognized accounting firm selected by the Corporation, whose determination will be binding on both parties.  Payments of these tax reimbursements shall be made in accordance with the provisions of Section 409A of the United States Internal Revenue Code of 1986, as amended from time to time.  You agree to take such reasonable steps and make such elections as the Corporation may request in order to reduce the Corporation's obligations under this paragraph provided, however, that if such elections are expected to impact tax years subsequent to the end of the Term, you will not be required to do so unless you consent to such actions, which consent shall not be unreasonably withheld.

12.  Successors; Binding Agreement.  This letter agreement will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

13.  Notice.  Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or mailed by United States or UK registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.  All notices to the Corporation shall be to the Corporation’s United States headquarters and should be addressed to Michael J. Lynch, General Counsel and all notices to Holdings should be addressed to Michael J. Lynch, Director, c/o Manpower Inc. 5301 N. Ironwood Road, Milwaukee, Wisconsin 53217.

14.  No Right to Remain Employed.  Nothing contained in this letter will be construed as conferring upon you any right to remain employed by Holdings or any member of the Manpower Group or affect the right of Holdings or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, subject to the obligations of Holdings, the Corporation and the Manpower Group as set forth herein.  It is expressly understood that your employment with Holdings is employment that is terminable at will by notice from Holdings.

15.  Modification.  No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you, Holdings and the Corporation.

16.  Withholding.  The Corporation and Holdings shall be entitled to withhold from amounts to be paid to you hereunder any United States or UK federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.  The Corporation has obtained a Certificate of U.S. Coverage from the Social Security Administration to serve as proof of both your and Holdings’ exemption from UK social security taxes.

17.  Choice of Law.  This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to the conflict of laws, subject to any mandatory laws of England and Wales.

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

Sincerely,

MANPOWER INC.

By:  /s/ Jeffrey A. Joerres

MANPOWER HOLDINGS LIMITED

By:  /s/ Michael J. Lynch

Agreed as of the 20th day of Dec., 2005.

/s/ Barbara Beck

Barbara Beck